Exhibit 10(hh)

AMENDED AND RESTATED
AFFILIATE SERVICES AGREEMENT

        This Amended and Restated Affiliate Services Agreement ("Agreement"), entered into to be effective as of July 23, 2002, between Pappas Restaurants, Inc. and Pappas Partners, L.P. (collectively, the "Pappas Entities"), and Luby's, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Pappas Entities have provided, corporate services to the Company pursuant to the terms of an Affiliate Services Agreement entered into to be effective as of August 31, 2001 (the "Original Agreement") and may, from time to time, in the future, be asked to provide additional Corporate Services to the Company;

        WHEREAS, the Company and the Pappas Entities wish to amend and restate certain provisions of the Original Agreement and to address other matters, all with respect to any possible rendition of Corporate Services in the future; and

        WHEREAS, to express the terms of provisions of Corporate Services (as defined in paragraph 1 below), all as amended and restated herein, the Pappas Entities and the Company desire to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the Pappas Entities and the Company hereby agree as follows:

        1.  Corporate Services To Be Made Available. For the period provided for under paragraph 7 hereof, the Pappas Entities agree to make available to the Company the services requested from time to time by the Company, and approved by the Finance and Audit Committee of the Board of Directors of the Company (the "Committee"), as contemplated by paragraphs 4 and 5 hereof; (collectively, the "Corporate Services") on the terms provided herein.

        2.  No Required Use. No provision of this Agreement shall prohibit, or be interpreted to prohibit, the Company from engaging any other person to provide the Corporate Services; nor shall it require the Pappas Entities to render any Corporate Services.

        3.  Standard of Conduct; Indemnification.

            (a)  In providing Corporate Services to the Company, the Pappas Entities' officers and employees shall conduct themselves in accordance with the Company's written policies and procedures and, shall provide the Corporate Services with the same degree of care, skill and prudence customarily exercised by such officers and employees for the benefit of the Pappas Entities in connection with the Pappas Entities' operations. Notwithstanding the foregoing, in providing the Corporate Services, the Pappas Entities and its directors, officers and employees will not be responsible for, and shall have no liability for, any Losses (as defined below) arising out of the performance by the Pappas Entities of the Corporate Services, except to the extent arising out of the gross negligence or willful misconduct of the Pappas Entities or its directors, officers or employees.

            (b)  The Pappas Entities shall indemnify, defend and hold harmless the Company, its affiliates, and their respective directors, officers and employees from and against any and all Losses incurred by the Company arising as a result of the gross negligence or willful misconduct of the Pappas Entities or its directors, officers or employees in connection with the performance of the Corporate Services hereunder, except in circumstances where the party that would otherwise be indemnified hereunder is found by a court of competent jurisdiction to have acted with gross negligence or to have engaged in willful misconduct.

            (c)  The Company shall indemnify, defend and hold harmless the Pappas Entities, their respective affiliates, and their respective directors, officers and employees from and against any and all Losses incurred by the Pappas Entities arising as a result of the Pappas Entities having provided Corporate Services, except in circumstances where the party that would otherwise be indemnified hereunder is found by a court of competent jurisdiction to have acted with gross negligence or to have engaged in willful misconduct.

            (d)  In no event shall the Pappas Entities, the Company, their respective affiliates, or their respective directors, officers or employees be liable for any indirect, special or consequential damages in connection with or arising out of this Agreement.

            (e)  For purposes of this paragraph 3, the term "Losses" shall mean any and all losses, liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and/or expenses (including, without limitation, the reasonable fees and expenses of attorneys and other professionals).

        4.  Scope and Cost of Services.

            (a)  From time to time the Company shall prepare an estimate regarding the level of Corporate Services it desires that the Pappas Entities provide under this Agreement, the period for the provision of those services, and, based on quotes from the Pappas Entities for such Corporate Services, the estimated amount of the fees to be paid by the Company to the Pappas Entities for those services. In determining whether to procure Corporate Services from the Pappas Entities, or whether to request an adjustment for fees paid, the Company shall value Corporate Services based on a review of (i) the cost of such services if they were provided by one or more independent third parties, (ii) the Pappas Entities' direct and indirect costs allocable thereto, calculated in accordance with the Pappas Entities' usual accounting practices, (iii) the advice and counsel of valuation experts who have no affiliation with the Pappas Entities, and (iv) any other information, advice, or counsel which the Company considers useful in determining the reasonableness of fees proposed for any Corporate Services. The Director of Internal Audit of the Company shall present such information to the Committee for review and approval prior to any such Corporate Services being rendered or expenditures contemplated being incurred; provided, however, the prior review and approval of such Corporate Services and contemplated expenditures is not required if the contemplated expenditures, when aggregated with all other expenditures which have not been specifically reviewed and approved by the Committee during the then current fiscal quarter, would not exceed fifteen thousand dollars ($15,000). Except as contemplated by the proviso in the immediately preceding sentence, Corporate Services may only be provided after review and approval by the Committee.

            (b)  As soon as practicable after the end of each of the Company's fiscal quarters in which Corporate Services have been provided, the Pappas Entities and the Company shall, based on a detailed review, determine the actual level of Corporate Services rendered by the Pappas Entities during such fiscal quarter, and, after review and approval (including, without limitation, approval conditioned upon the making of any adjustments) by the Committee as contemplated by paragraph 5 hereof, the Company shall pay the Pappas Entities the applicable fee within 15 business days of presentation of a statement therefor. The Pappas Entities shall cause its employees to record or otherwise apportion the time they devote in providing Corporate Services to the Company, in order to facilitate such review and determination and to permit a proper adjustment to be made.

            (c)  The failure of the Company to make any payment to the Pappas Entities hereunder within 30 days of the date such payment is due shall result in the Company owing the Pappas Entities interest at the rate of 10% per annum on the amount due from the date payable to the actual payment date.

        5.  Requirement of Approval By Finance and Audit Committee of the Board of Directors of the Company. All determinations on behalf of the Company made pursuant to paragraph 4 hereof must be approved by the Committee. In carrying out its duties pursuant to this Agreement, the Committee has been granted full authority to, and may, retain such independent accountants, lawyers and other experts as it deems necessary or prudent to retain to investigate, interpret, and enforce this Agreement and to advise the Committee on all matters arising out of this Agreement, and the expenses of all such professionals shall be paid by the Company.

        6.  Information and Witnesses. The Pappas Entities shall provide to the Company and the Company shall provide to the Pappas Entities, upon the other's written request, at reasonable times, full and complete access to, and duplication rights with respect to, any and all Information, as defined below, as the other may reasonably request and require, and each of the Pappas Entities shall use its best efforts to make available to the Company, and the Company shall use its best efforts to make available to the Pappas Entities, upon the other's written request, the officers, directors, employees and agents of the Pappas Entities and of the Company, respectively, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the Company or the Pappas Entities, as the case may be, may from time to time be a party arising from or relating to the rendition of Corporate Services; provided, however, that neither the Pappas Entities nor the Company need provide any Information or make available witnesses to the other to the extent that doing so would (i) unreasonably interfere with the performance by any person of such person's duties to the party to which a request under this paragraph 6 is made or otherwise cause unreasonable burden to such party, (ii) result in a waiver of any attorney-client or work product privilege of such party or its legal counsel, (iii) require either the Pappas Entities or the Company to provide any Information which relates to the subject matter of any legal, administrative or other proceeding in which the Pappas Entities and the Company are adverse parties, or (iv) result in any breach of any agreement with a third party; and provided, further, that the party providing Information or making available witnesses pursuant to this paragraph 6 shall be entitled to receive from the other party, upon presentation of reasonably detailed invoices therefor, payment of its reasonable out-of-pocket costs (including, without limitation, the reasonable fees and expenses of attorneys and other professionals) incurred in connection with providing Information or making witnesses available. The term Information as used in this paragraph 6 means any books, records, contracts, instruments, data, facts and other information in the possession or under the control of either the Pappas Entities or the Company and necessary or desirable for use in legal, administrative or other proceedings or for auditing, accounting or tax purposes, in all instances to the extent they relate to or bear upon Corporate Services or the payment of fees therefor.

        7.  Term of Agreement.

            (a)  This Agreement shall become effective as of the date hereof, and shall continue in effect thereafter through December 31, 2005, unless terminated with respect to the performance of Corporate Services in whole or in part by either party upon not less than 10 days written notice. Termination of any portion of the Corporate Services shall not result in the termination of this Agreement. Termination of Corporate Services in whole shall result in the termination of this Agreement except that the obligations of the parties under paragraphs 3, 4, 5, 6, 9 and 10 shall continue after such termination.

            (b)  Notwithstanding the foregoing, the Pappas Entities shall have the right (but not the obligation) to terminate this Agreement immediately and without the requirement of notice at any time upon the first to occur of the date on which (i) the Company sells, or enters into a definitive agreement to sell, all or substantially all of its assets to any one or more persons, (ii) the Company merges, or enters into a definitive agreement to merge, with any person, or (iii) any person or group of persons (other than the Pappas Entities) acquires the right (as a consequence of share ownership, contractual right or otherwise) to elect or designate a majority of the board of directors of the Company.

            (c)  Upon termination of this Agreement in whole, a final fee adjustment on the basis described in paragraph 4(b) shall be made within 60 days.

        8.  Independence. All employees and representatives of the Pappas Entities providing the Corporate Services to the Company will be deemed for purposes of all compensation and employee benefits to be employees or representatives of the Pappas Entities and not employees or representatives of the Company. Except to the extent such employees and representatives are elected officers of the Company, in performing such services such employees and representatives will be under the direction, control and supervision of the Pappas Entities (and not of the Company) and the Pappas Entities will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

        9.  Independent Contractor. The relationship of the Pappas Entities to the Company which is created hereunder is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between the Company and the Pappas Entities the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

       10.  Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with the performance of this Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party, except as permitted below. Each party shall take reasonable measures to protect against disclosure of confidential information by its officers, employees and agents. Confidential information shall not include any information (i) which is or becomes part of the public domain other than as a result of the breach of a party's obligation hereunder, (ii) which is obtained from third parties who are not bound by confidentiality obligations or (iii) which is required to be disclosed by law, under compulsion of legal process, or by the rules of any state or Federal regulatory agency or any securities exchange (including the New York Stock Exchange) on which the Company's or the Pappas Entities' securities might be listed for trading. The provisions of this paragraph shall survive the termination of this Agreement.

       11.  Miscellaneous.

            (a)  Nonassignability of Agreement. This Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other (which consent may be withheld in the sole discretion of the party whose consent is required), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Pappas Entities and the Company and their respective successors and permitted assigns.

            (b)  Further Assurances. Subject to the provisions hereof, each of the parties hereto shall make, execute, acknowledge and deliver such other actions and documents as may be reasonably required in order to effectuate the purposes of this Agreement, and to comply with all applicable laws, regulations, orders and decrees, and obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, as may be reasonably necessary or desirable in this connection.

            (c)  Waivers. No failure or delay on the part of the Pappas Entities or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. No modification or waiver of any provision of this Agreement nor consent to any departure by the Pappas Entities or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any consent or waiver by the Company under this paragraph 11(c) must be approved by the Committee.

            (d)  Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

            (e)  Amendments. Except as provided in paragraph 7(a) with respect to the termination of the provision of Corporate Services in whole or in part by the Company, this Agreement may be amended or supplemented only in writing executed by the parties hereto under authorization by their respective Boards of Directors (including, in the case of the Company, the approval of the Committee).

            (f)  Notices. All notices, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or be telephonic facsimile transmission, or sent by registered mail, postage prepaid, to:

The Company:

Luby's:

Luby's, Inc. 2211 Northeast Loop 410 San Antonio, Texas 78217-4673 Attention: Chairman of the Finance and Audit Committee

and to

Cauthorn Hale Hornberger Fuller
Sheehan Becker & Beiter Incorporated
700 N. St. Mary's Street, Suite 600
San Antonio, Texas 78205
Attention:   Drew R. Fuller, Jr.
Telephone:  (210) 271-1700
Facsimile:   (210) 271-1730

Pappas Entities:

Harris J. Pappas 642 Yale Houston, Texas 77007

with a copy to:

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attention: Charles H. Still

and shall become effective upon receipt.

            (g)  Governing Law. Despite any different result required by any conflicts of law provisions, this Agreement shall be governed by the laws of the State of Texas.

            (h)  Force Majeure. Anything else in this Agreement notwithstanding, the Pappas Entities shall be excused from performance hereunder while, and to the extent that, its performance is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, strike or labor disturbance, governmental or military authority, act of God, mechanical failure or any other event or casualty beyond the reasonable control of the Pappas Entities, whether similar or dissimilar to those enumerated in this paragraph. In the event of any of the foregoing occurrences, the Company shall be responsible for making its own alternative arrangements with respect to the interrupted services.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PAPPAS RESTAURANTS, INC.
By:	/s/Pete H. Pappas

Its:	Chairman

PAPPAS PARTNERS, L.P.
By:	/s/Pete H. Pappas

Its:	Authorized Signatory

LUBY'S, INC.
By:	/s/Robert T. Herres

Robert T. Herres, Chairman of the Board